Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement No. 333-225036 on Form S-8 and Registration Statement No. 333-192500 on Form S-8 of Vince Holding Corp. of our report dated May 24, 2019 on the consolidated financial statements of Contemporary Lifestyle Group, LLC and Subsidiaries, which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Oak Brook, Illinois

January 13, 2020